Exhibit 10.3

January 28, 2016

Dear Mark,

To incentivize you to remain with and committed to the success of NeoGenomics Laboratories, Inc. (“NeoGenomics”), we are pleased to offer you a special retention bonus (the “Retention Bonus”), subject to the terms and conditions of this letter agreement.

You will receive a lump sum retention bonus of $50,000 (less applicable withholdings and deductions).

The Retention Bonus becomes earned if you remain in continuous employment with NeoGenomics, Inc. and its subsidiaries (collectively, the “Company”) through the first anniversary of the Closing Date, December 30, 2016 (the “Vesting Date”).

To the extent earned, the Retention Bonus will be payable as soon as administratively practicable, and not more than 75 days, after the Vesting Date (or termination of employment without Cause, if applicable).

If, before the Vesting Date, you terminate your employment with the Company or the Company terminates your employment with Cause, no Retention Bonus will be earned by or paid to you.  If the Company terminates you for any reason other than Cause before the Vesting Date (including due to your death or disability), then you will become vested in the right to receive the entire Retention Bonus indicated above.

For purposes of this letter agreement, “Cause” means the Company’s good faith determination of any of the following:

(i)	your willful and continued failure to perform your material duties with the Company (other than such failure resulting due to death or disability), or
(ii)	any breach by you of the material provisions of your employment or other agreements with the Company; or
(iii)	gross misconduct by you which results in serious damage to the Company; or
(iv)

felony conviction involving your personal dishonesty or moral turpitude; or a determination by the Company, after consideration of available information, that you have violated the Company policies or procedures involving compliance with law, including laws prohibiting discrimination, harassment, or workplace violence; or

(v)	your misappropriation, embezzlement, or conversion of the Company’s opportunities or property; or

We are excited about the future and we look forward to your continuing contributions to our Company.

NEOGENOMICS LABORATORIES, INC.

By /s/Douglas M. VanOort

Douglas M. VanOort

Chairman & Chief Executive Officer

ACCEPTED /s/ Mark Machulcz        DATE January 28, 2016

NAME:     Mark Machulcz